[LETTERHEAD OF LATHAM & WATKINS]




                         [Closing Date]











Sears National Bank
4605 E. Elwood Street
Phoenix, AZ 85040

          Re:  Sears National Bank Receivables Transfers

Ladies and Gentlemen:

          We have acted as counsel to Sears National Bank, a national banking association (the "Bank"), in connection with:
(i) the transfer of certain credit account receivables by the Bank to Sears, Roebuck and Co., a New York corporation ("Sears"), pursuant to the Assignment of Accounts and Sale of Receivables Agreement, dated as of September 15, 1994, as amended and supplemented by the Amendments, Bank Originated Accounts Assignments and Additional Accounts Assignments described on Exhibit A hereto (collectively, the "Assignment Agreement"), between the Bank and Sears; (ii) the sale and contribution of such credit account receivables by Sears to SRFG (f/k/a Sears Receivables Financing Group, Inc.), a Delaware corporation (the "Company"), pursuant to the terms of the First Amended and Restated Purchase Agreement, dated as of July 31, 1994, as amended (the "Purchase Agreement"), and pursuant to the terms of the First Amended and Restated Contribution Agreement, dated as of July 31, 1994, as amended (the "Contribution Agreement"), both between Sears and the Company (collectively, the "Sale Agreement"); (iii) the Receivables Warehouse Agreement, dated as of December 21, 1995, as amended, between Sears and Company, including without limitation, the confirmation by Sears of the prior contribution or sale of certain credit account receivables to the Company, pursuant to the terms of the Purchase and Contribution Agreements (as defined in the Warehouse Agreement); and (iv) the transfer of certain such receivables to the Sears Credit Account Master Trust II (the "Trust") under the Pooling and Servicing Agreement, dated as of July 31, 1994 (the "Pooling and Servicing Agreement"), as amended by the Series Supplement, dated as of the date hereof (the "Series Supplement"), as amended by Assignment of Additional Accounts No. 1, dated as of October 26, 1994, as amended by an Amendment dated as of March 31, 1995, as amended by Assignment of Additional Accounts No. 2, dated as of July 19, 1995, as amended by Assignment of Additional Accounts No. 3, dated as of November 10, 1995, as amended by Assignment of Additional Accounts No. 4, dated as of December 21, 1995, as amended by Amendment No. 2, dated as of December 21, 1995, as amended by Assignment of Additional Accounts No. 5, dated as of April 24, 1996, as amended by Assignment of Additional Accounts No. 6, dated as of November 15, 1996, as amended by Reassignment No. 1 of Receivables, dated as of June 30, 1997, as amended by Assignment of Additional Accounts No. 7, dated as of August 15, 1997, and as amended by Assignment of Additional Accounts No. 8, dated as of June 29, 1998, each among Sears, the Company and The First National Bank of Chicago (now known as Bank One, National Association), as Trustee (the "Trustee").

          All capitalized terms used herein and not otherwise defined shall have the meaning specified in the Assignment Agreement unless the context clearly indicates otherwise. As used herein "Lien," in addition to the meaning ascribed to such term in the Pooling and Servicing Agreement, means statutory and non-consensual liens. As used herein, "Receivables" includes only those Receivables which are sold as part of a securitization transaction and does not include any Receivables relating to Additional Accounts, other than Receivables arising from Accounts transferred pursuant to the Additional Account Assignments (the "Additional Accounts") or the proceeds thereof. The term "UCC" means the Uniform Commercial Code as in effect in the State of Illinois. The phrase "security interest" is used herein as defined in Section 1-201(37) of the UCC and includes any interest of a buyer of accounts or chattel paper which is subject to
Article 9 of the UCC.

          We have reviewed the following documents and any exhibits thereto for purposes of this opinion (the "Relevant
Documents"):

          1.   the Assignment Agreement;

          2.   the Pooling and Servicing Agreement;

          3.   the Sale Agreement;

          4.   the Warehouse Agreement;

          5. the Purchase and Contribution Agreements (as defined in the Warehouse Agreement); and

          6. an opinion of Greenberg Traurig, P.A. (the "Arizona Counsel Opinion") with respect to certain matters of Arizona law.

          The Bank is a national banking association. The United States Bankruptcy Code (the "Bankruptcy Code") does not apply to national banking associations. See 11 U.S.C. 109(b)(2), (d). Therefore, the provisions of the Bankruptcy Code that impact the right of a secured creditor to liquidate collateral do not apply in the event of the insolvency of the Bank.

          The provisions in the National Bank Act concerning receiverships and the provisions in the Bank Conservation Act concerning the appointment of conservators apply to national banking associations. In addition, the Federal Deposit Insurance Act, as amended, 12 U.S.C. 1811 et seq. (the "FDIA" or the "Act"), sets forth certain powers granted to the Federal Deposit Insurance Corporation (the "FDIC") as conservator or receiver for a national banking association.

          With the exception of the FDIC Statement of Policy Regarding Treatment of Security Interests After Appointment of the FDIC as Conservator or Receiver, 58 Fed. Reg. 16833 (1993), which is discussed below (the "Policy Statement"), no applicable regulations of the FDIC have been promulgated pursuant to Section 1821(d)(1) of the Act regarding the conduct of conservatorships or receiverships under the Act; nor are we aware of any cases that have been decided under those sections of the FDIA and which are applicable by analogy to the transactions herein contemplated other than certain cases decided under Section 1821(d) and
Section 1823(e) of the Act which do not affect our opinions expressed in respect of the Act. Accordingly, until such time as a body of jurisprudence develops interpreting the relevant sections of the FDIA, our analysis and the opinions expressed herein with respect to the Act are not and cannot be rendered nor relied upon to the same extent as opinions rendered in areas of law where there exists a well-developed jurisprudence. To the extent the opinions herein rely on letters issued by the FDIC or its staff, we note that it is the policy of the FDIC not to issue binding advisory opinions as to positions it would adopt in hypothetical situations that arise in future receiverships or conservatorships of insured depository institutions and that the FDIC's actions as receiver or conservator are determined on a case by case basis, in accordance with applicable laws and in light of the specific factual situations. Subject to the foregoing limitations, such analysis and opinions are based upon our interpretation of the statutory language of the Act and the legal principles that we believe a court would employ in a conservatorship or receivership case arising under the Act.

          We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of Illinois, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. You understand that the transactions that are the subject of the opinions set forth in this opinion letter involve significant matters governed by Arizona law and, insofar as such matters are governed by Arizona law, we refer you to the Arizona Counsel Opinion. The opinions expressed herein are subject to the applicable assumptions, qualifications and limitations set forth in the Arizona Counsel Opinion.

          We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.

                    I.   ASSUMPTIONS OF FACT

          In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on the Relevant Documents and on facts provided to us by the Bank and Sears through certificates of officers or executives, which we assume have been and will continue to be true. We understand such facts to be as follows:

1.   Transactions

          Pursuant to the Assignment Agreement, the Bank will sell to Sears additional receivables arising in the future in the accounts owned by the Bank at a price equal to the face amount of such receivables to be paid in cash. To the extent such a transfer is deemed not to constitute an absolute transfer, the Bank will grant a security interest to Sears in such receivables. Sears will sell or contribute such receivables arising in the accounts to the Company pursuant to the Purchase Agreement and the Contribution Agreement, or Sears will confirm the sale or contribution of such receivables arising in the accounts to the Company pursuant to the Warehouse Agreement. The Company will in turn transfer such receivables to the Trustee pursuant to the Pooling and Servicing Agreement. The Bank's records will clearly reflect the sale and transfer of the Receivables to Sears, and the computer records of Sears have been or will be electronically marked to indicate clearly the transfer to the Company and the Trust.

          The Bank received or will receive face amount from Sears in return for the transfer of its interest in the Receivables and the proceeds thereof. The Assignment Agreement is consistent with the terms that would result from arm's-length negotiations between the Bank and Sears and was entered into in the ordinary course of the Bank's business. Appropriate UCC-1 financing statements (and amendments thereto) have been filed to perfect the transfer of the Receivables from the Bank to Sears (and to maintain the perfection thereof) in Arizona.

2.   Bank Procedures

          The Assignment Agreement and the receipt of the consideration for the Bank's obligations thereunder were approved by the board of directors of the Bank, and such approval is reflected in the minutes of the meetings of the board of directors. Each agreement relating to the transactions described herein has been and will be, continuously from the time of execution thereof, an official record of the Bank. Each such agreement and the transactions described herein are not subject to a cease and desist order made under Section 1818(b)(6)(D) of the Act, and are not inconsistent with any formal or informal enforcement action by a bank regulatory agency.

          Neither the Bank nor Sears has, in contemplation of the insolvency of the Bank or with the intent to hinder, delay or defraud the Bank or its creditors (i) executed the Assignment Agreement; (ii) granted to Sears or received from the Bank, as applicable, a security interest in the Receivables or the proceeds thereof; (iii) caused, permitted or suffered the perfection or attachment of such security interest; or (iv) otherwise transferred the Receivables to Sears or received the Receivables from the Bank, as applicable, pursuant to the Assignment Agreement.

          At the present time neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement.

          Before the Initial Account Transfer Date and the
Account Transfer Dates, and periodically after each Origination
Date, Sears had in its possession a list of Accounts with respect to the Receivables.

          We have assumed that all statements contained in the certificates delivered to us by the Bank or Sears are accurate and correct including, without limitation, the certificate of the Bank to the effect that its chief executive office, chief place of business and the only office where it keeps records concerning the Receivables are located in the State of Arizona. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described in this paragraph, such person has knowledge of all of the relevant facts.

                          II.  OPINION

          On the basis of the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof:

          1. The Receivables constitute either "general intangibles," "accounts," or "chattel paper," as defined in Sections 9-105 and 9-106 of the UCC. Under Sections 9-103(3) and 9-103(4) of the
UCC, the perfection and priority of a security interest in the Receivables constituting "general intangibles" or "accounts," and the perfection and priority of a non-possessory security interest in Receivables constituting "chattel paper," are governed by Arizona law, as to which we understand you are relying solely on the Arizona Counsel Opinion. We call to your attention the fact that the perfection of a security interest in "proceeds" (as defined in the UCC) of Receivables is governed and restricted by
Section 9-306 of the UCC.  Assuming that (a) the "proceeds" of
Receivables is money, (b) the last event to occur on which is based the assertion that the security interest is perfected or unperfected is possession, and (c) Sears takes possession of the money in the State of Illinois, then the perfection and priority of a security interest in money are governed by Illinois law.

2. If the transfer of the Receivables and the proceeds thereof to Sears pursuant to the Assignment Agreement constitutes an absolute transfer of the Receivables and the proceeds thereof to Sears, then such absolute transfer transfers to Sears all of the right, title and interest of the Bank in and to the Receivables and the proceeds thereof.

               A. Qualification with Respect to Receivables that Constitute "Accounts" or "Chattel Paper."

               To the extent that any Receivables constitute "accounts" or "chattel paper," the ownership interest of Sears in such Receivables is subject to the same limitations applicable to the perfection and priority of the security interest created by the Assignment Agreement in Receivables in favor of Sears. See UCC 9-102(1). To the extent our opinion in this paragraph 2 relates to such perfection and priority, we refer you to the Arizona Counsel Opinion.

               We call to your attention that Section 9-318(3) of the UCC provides in effect that the Obligor in respect of a Receivable is authorized to make payments to the Bank until such Obligor receives notification that such Receivable has been assigned to Sears and that payment thereof is to be made to Sears. Accordingly, unless and until such Obligor is so notified and directed, all payments made to the Bank (or to a subsequent assignee if the Bank should make a subsequent assignment of such Receivable and notify such Obligor of such assignment and direct such Obligor to make payments to such subsequent assignee) in respect of such Receivable will discharge a corresponding amount of such Receivable, and the amount of such payment may not be recovered from the applicable Obligor. We note that, under the Assignment Agreement, the Bank is not authorized to act as the primary servicer with respect to Receivables assigned to third parties.

               B. Qualifications with Respect to Receivables that Constitute "General Intangibles."

               To the extent that any Receivables constitute "general intangibles," the ownership interest of Sears in such Receivables is not subject to the provisions of the UCC. With respect to such Receivables as exist on the date hereof, it is our opinion that no further action is required under the laws of the State of Illinois to protect the ownership interest of Sears in such Receivables against creditors of, or subsequent purchasers from, the Bank except as set forth in the second following paragraph.

               With respect to Receivables that constitute
     "general intangibles" and that come into existence after the date hereof, it is arguable that Sears ownership interest in such Receivables will be subject to such Liens as antedate the date on which any such Receivables come into existence. However, in our judgment a court, properly presented with the facts and arguments, should hold that Sears ownership interest in such Receivables is not subject to such Liens and that no further action is required to protect such ownership interest of Sears against creditors of, or subsequent purchasers from, the Bank except as set forth in the following paragraph.

               A result similar to that under Section 9-318(3) of the UCC noted supra, with respect to Receivables that constitute "accounts," will occur if the Obligors of Receivables constituting "general intangibles" are not directed to make payments to Sears.

          3. If the transfer is deemed not to be a sale, it would be treated as a loan secured by the property purported to be sold, in which event the Assignment Agreement creates a valid security interest in favor of Sears, in the Bank's right, title and interest in and to the Receivables and the proceeds thereof.

          We note that Section 9-205 of the UCC provides that a "security interest is not invalid or fraudulent against creditors by reason of liberty in the debtor . . . to collect or compromise accounts or chattel paper . . . ."  The omission of the phrase
"general intangibles" from such portion of Section 9-205 may permit the argument that the security interest in Receivables constituting "general intangibles" is invalid because of the provision of the Assignment Agreement which provides that the Bank, with respect to the Bank's Accounts, will service and administer, and collect payments due under, the Receivables. However, in our opinion, for the reasons set forth below, the omission of the phrase "general intangibles" was not intended to limit the scope of the quoted provision of Section 9-205 to exclusively accounts and chattel paper, and the security interest granted by the Assignment Agreement is not invalidated by the aforementioned provision of the Assignment Agreement.

          The purpose of Section 9-205 was to specifically validate security interests in accounts and chattel paper without requiring the creditor to exercise dominion and control over such types of collateral and was specifically included in the Uniform Commercial Code because accounts receivable and inventory financings on the basis of collateral consisting of accounts and chattel paper were significant commercial transactions at the time of the promulgation of the Uniform Commercial Code by the National Conference of Commissioners on Uniform State Laws. See Official Uniform Comment 1 to 9-205.

          In our view, general intangibles were not mentioned in the quoted portion of Section 9-205 not because of an intent to exclude this type of collateral from the benefits extended to accounts and chattel paper but because financings on the basis of general intangibles were not a commercially significant method of finance at the time and, therefore, no consideration was given to including general intangibles in such portion of Section 9-205. Furthermore, invalidating a security interest in general intangibles because the debtor may collect the general intangibles is inconsistent with other provisions of the UCC.

          Section 9-502(1), for example, provides that on default a secured party may notify an account debtor to make payments to the secured party whether or not the assignor was theretofore making collections on the collateral. Section 9-105 defines "account debtor" as a "person who is obligated on an account, chattel paper or general intangible." Thus, Section 9-502(1) presupposes that a debtor may be collecting from an account party that is an obligor on a general intangible, and such presupposition would be inconsistent with interpreting the omission of "general intangible" from Section 9-205 as invalidating security interests in general intangibles in circumstances where debtors collect from account parties on the general intangibles. See also Section 9-318(3) (account party authorized to pay assignor until notified to pay assignee).

          4. Subject to the discussion and qualifications in this letter, it is our opinion that the security interest granted in the Assignment Agreement in favor of Sears is enforceable in accordance with its terms, notwithstanding the insolvency of the Bank or the appointment of the FDIC as conservator or receiver of the Bank, except as may be limited otherwise by general principles of equity; however, in our opinion, the insolvency of the Bank in and of itself would not be a proper basis for a court, if properly presented, to permanently enjoin the Trustee's rights to enforce its security interest. Furthermore, in the event of the insolvency of, or appointment of a receiver or conservator with respect to, the Bank, the enforceability of such security interest may be subject to the restrictions and limitations contained in the Act.

               A. Under Section 1821(d)(12) of the Act, a court is required to grant a stay requested by a conservator or receiver of an insured depository institution, such as the Bank, of any judicial action or proceeding to which such insured depository institution is or becomes a party. Such conservator or receiver may request such a stay for a period not in excess of (i) 45 days in the case of a conservator and (ii) 90 days in the case of a receiver. In addition, under Section 1821(d)(3) of the Act, the FDIC as receiver has the power to determine claims of creditors of a closed depository institution in accordance with regulations of the FDIC promulgated pursuant to Section 1821(d)(4) of the Act, and the requirements of Section 1821(d) of the Act, including
Section 1821(d)(11) which establishes the priority of claims.
Nevertheless, no regulations have been promulgated under Section
1821(d)(4) of the Act as of the date hereof and the priority provisions of 12 C.F.R. 360.3 have been expressly amended to not apply to any conservatorships or receiverships occurring after August 10, 1993. In addition, Section 1821(d)(11), while prioritizing the claims against the closed depository institution, does not determine the enforceability of a security interest in the assets thereof.

               B. In general, under Section 1821(d)(5) of the Act, before the end of the 180-day period beginning on the date any claim against a depository institution is filed with the FDIC as receiver, the FDIC shall determine whether to allow or disallow the claim and shall notify the claimant of any determination with respect to such claim unless such 180-day period is extended by written agreement between such claimant and the FDIC. However, Section 1821(d)(8) of the Act directs the FDIC to establish a procedure outside the general claims procedure for expedited relief for claimants who --
                    (i)  allege the existence of legally valid
               and enforceable or perfected security interests in assets of any depository institution for which the FDIC has been appointed receiver; and

                    (ii) allege that irreparable injury will
               occur if the routine claims procedure is followed.

          To date, no such procedures have been established by the FDIC. With respect to self-help liquidation of collateral by secured claimants in FDIC receiverships of insured depository institutions generally, we call to your attention the letter dated December 15, 1989 from John L. Douglas, General Counsel of the FDIC, to Ms. Frances R. Bermanzohn, Senior Vice President and General Counsel of the Public Securities Association, a copy of which is attached hereto (the "Letter").

               C. Section 1821(d)(9) of the Act states that, subject to an exception not material for the purposes hereof, any agreement that does not meet the requirements set forth in Section 1823(e) of the Act shall not form the basis of, or substantially comprise, a claim against the receiver or the FDIC. Among the requirements contained in Section 1823(e) is:

                    (2) [the agreement] was executed by
               the depository institution and any
               person claiming an adverse interest
               thereunder, including the obligor,
               contemporaneously with the acquisition
               of the asset by the depository
               institution. . . .

          Arguably, the "contemporaneous" requirement of Section 1823(e) could defeat the security interest of Sears in any Receivables not created contemporaneously with the execution of the Assignment Agreement. However, although there are no judicial decisions based on directly similar facts nor any analogous judicial decisions, based on the considerations set forth below, it is our view that a court, if properly presented with the facts and arguments, should hold that the "contemporaneous" requirement of Section 1823(e) does not defeat the enforceability of the security interest of Sears with respect to Receivables not created contemporaneously with the execution of the Assignment Agreement. With respect to Receivables created after the date hereof, we refer you to our discussion of such future Receivables infra.

          Section 1823(e) of the Act is a re-enactment of the last paragraph of Section 1823(e) of the FDIA (the "Prior Section 1823(e)") with certain additions not relevant for the following discussion. We are not aware of any reported decisions interpreting Prior Section 1823(e) or Section 1823(e) of the Act in a fact situation similar to that presented by the Assignment Agreement. Furthermore, the decisions of which we are aware interpreting Section 1823(e) of the Act did not interpret the "contemporaneous" requirement; nor do they, in our view, diminish the applicability of decisions interpreting or applying Prior
Section 1823(e).

          The reported decisions of which we are aware interpreting Prior Section 1823(e) or Section 1823(e) involve circumstances which would condition or excuse performance of otherwise valid, although possibly voidable, obligations in favor of banks, such as a loan by such bank to a borrower. In those instances, the requirements of Prior Section 1823(e) or Section 1823(e) serve to ensure appropriate consideration of unusual loan transactions by senior bank officials and prevent fraudulent insertion of new terms, with the collusion of bank employees, when a bank appears headed for failure. See Langley v. FDIC, 484 U.S. 86, 92 (1987); see also Thigpen v. Sparks, 983 F.2d 644 (5th Cir. 1993). But see North Arkansas Med. Ctr. v. Barrett, 962 F.2d 780 (8th Cir. 1992) (affirming the dismissal of a claim by a depositor of an insolvent savings and loan association ("S&L") that the depositor had a perfected security interest in certain assets held by the S&L to secure the S&L's obligations under certain certificates of deposit because of the depositor's failure to comply with Section 1823(e)). In addition, the requirements serve to protect the FDIC from private or secret agreements that were not reflected in a failed institution's records. E.g., Aurora Shores Homeowners Ass'n v. Federal Deposit Ins. Corp., 2 F.Supp. 2d 975, 978 (N.D. Ohio 1998); Advantage Group Inv., Inc. v. Pacific Southwest Bank, 972 S.W.2d 866 (Tex. App. 1998).

          Because of the concerns prompted in the financial industry by the decision in North Arkansas Medical Center, the FDIC promulgated the Policy Statement, which applies to all security agreements to which an insured depository institution is a party regardless of the date of such agreements, if the FDIC is or was appointed conservator or receiver of such institution on or after August 9, 1989. The Policy Statement states the FDIC's interpretation of the "contemporaneous" requirement of Sections 1821(e) and 1823(e). In 1994, after the adoption of the Policy Statement by the FDIC, Congress amended 1823(e) of the FDIA to codify the Policy Statement as it relates to deposits by government agencies.

          The FDIC made the following assumptions in the Policy
Statement:

          (a) the agreement was undertaken in the
          ordinary course of business, not in
          contemplation of insolvency, and with no intent to hinder, delay or defraud the institution or its creditors; (b) the secured obligation represents a bona fide and arm's length transaction; (c) the secured party or parties are not insiders or affiliates of the Institution; (d) the grant or creation of the security interest was for adequate consideration; and (e) the security agreement evidencing the security interest is in writing, was approved by the Institution's board of directors or loan committee (which approval is reflected in the minutes of a meeting of the board of directors or committee), and has been, continuously from the time of its execution, an official record of the Institution.

58 Fed. Reg. 16834 (1993). See also Letter from Cristeena G. Naser, Attorney at the FDIC, FDIC 94-10 (Mar. 2, 1994) (restating the assumptions). Based on the Policy Statement, provided that these assumptions and all of the other statutory requirements of
Section 1823(e) are met, the FDIC, acting as conservator or receiver for a depository institution,

          will not seek to avoid an otherwise legally enforceable and perfected security interest solely because the security agreement granting or creating such security interest does not meet the "contemporaneous" requirement of Sections [1821](d)(9),
          [1821](n)(4)(I), and [1823](e) of the Act.
          Specifically, the FDIC will not seek to avoid such a security interest solely because the secured obligation or collateral subject to the security interest (a) was not acquired by the Institution contemporaneously with the approval and execution of the security agreement granting the security interest and/or (b) may change, increase, or be subject to substitution from time to time during the period that the security interest is enforceable and perfected.

          Id.

          With regard to the security interest of Sears created by the Assignment Agreement, the Policy Statement precludes, in our view, challenges by the FDIC to the enforceability of such security interest in both: (i) existing Receivables not created contemporaneously with the execution of the Assignment Agreement (including investment proceeds arising in the future from existing Receivables); and (ii) Receivables that come into existence after the execution of the Assignment Agreement.

          Moreover, in contrast to the situations in the decisions we reviewed involving Prior Section 1823(e) or Section 1823(e), which involved the conditioning or excusing of an obligor's obligation, the obligations of Obligors in respect of Receivables are unaffected by the Assignment Agreement. The purpose of the Assignment Agreement is not to provide for the release or modification of Obligors' obligations but to provide for the transfer of Receivables to Sears in return for consideration and, to the extent such transfer is deemed not to constitute an absolute transfer, the grant of a security interest in such Receivables to Sears. In that regard, we are informed that the Bank's grant or creation of a security interest in the Receivables represents a bona fide and arm's length transaction for adequate consideration. We are also informed that the Assignment Agreement was undertaken in the ordinary course of business, not in contemplation of insolvency, and with no intent to hinder, delay or defraud the Bank or its creditors. Furthermore, the Assignment Agreement is in writing and the Bank has informed us that such agreement was approved by the board of directors as reflected in the resolutions of the board of directors, and has been, continuously from the time of its execution, an official record of the Bank.

          The policies underlying Section 1823(e) and the Policy Statement suggest that the FDIC, acting as conservator or receiver for the Bank, would not seek to avoid the security interest in the Receivables. Both Section 1823(e) and the Policy Statement serve to prevent secret and collusive agreements between failing banks and third parties, including their secured creditors, which are not for adequate consideration. See Langley, 484 U.S. at 86; Thigpen, 983 F.2d at 644. Sears is affiliated with the Bank and therefore would not fall under the express assumptions of the Policy Statement. Nonetheless, the above concerns are inapplicable in the instant circumstance. The Assignment Agreement and the other agreements described above disclose in full the entire terms of the transactions contemplated thereby and represent a bona fide and arm's length transaction for adequate consideration. Moreover, as indicated above, we are informed that such agreements have been approved by the board of directors. We are also informed that the Bank received consideration which it believes to be reasonably equivalent and fair consideration for Receivables transferred on the date hereof and to be hereafter transferred by it to Sears. Furthermore, with regard to the FDIC's non-affiliation assumption, we are informed that the holders of the non-Seller retained Investor Certificates (as such terms are defined in the Pooling and Servicing Agreement), the senior beneficiaries of the security interest in the Receivables initially transferred from the Bank, are not affiliates or insiders of the Bank.

               D. Section 1821(e)(1) of the Act permits any conservator or receiver of an insured depository institution to disaffirm or repudiate any contract or lease of such insured depository institution that such conservator or receiver determines, in its discretion, to be burdensome and the disaffirmance or repudiation of which will promote the orderly administration of the institution's affairs. Nonetheless, Section 1821(e)(11) of the Act provides that:

          No provision of [Section 1821(e)] shall be construed as permitting the avoidance of any legally enforceable or perfected security interest in any of the assets of any depository institution except where such an interest is taken in contemplation of the institution's insolvency or with the intent to hinder, delay or defraud the institution or the creditors of such institution.

          As stated above, we are aware of no facts that indicate any transfer of Receivables by the Bank to Sears has been or will be made in contemplation of the Bank's insolvency; nor are we aware of any facts that indicate any transfer of Receivables to Sears has been or will be made with the intent to hinder, delay or defraud the Bank or the creditors of the Bank.

          Notwithstanding the above, the Policy Statement expressly reserves the FDIC's right, "as conservator or receiver, to redeem or prepay any secured obligation of [a depositary institution] by repudiation or otherwise." 58 Fed. Reg. 16834
(1993). We note that the Policy Statement further provides that the FDIC will make such a decision within a reasonable period of time which generally should not exceed 180 days from the date of appointment of the FDIC as conservator or receiver for the depository institution.

          In case of a repudiation pursuant to Section 1821(e), the secured party is entitled to damages. The Policy Statement emphasizes, however, that Section 1821(e) limits the liability of the FDIC as conservator or receiver for exercising its repudiation rights to "actual direct compensatory damages" and that the secured party's damages are to be determined as of the date of appointment of the conservator or receiver, and not, as in certain "qualified financial contracts," as of the date of repudiation. 58 Fed. Reg. 16834 (1993). We note that the Resolution Trust Corporation, which has ceased to exist as of December 31, 1995 (the FDIC has taken over its responsibilities), took the position that it had the authority to repudiate a depository institution's obligation to pay post-insolvency interest, but adopted a policy of not doing so. We note that in a 1993 case involving the repudiation by the Resolution Trust Corporation of certain secured zero-coupon bonds issued by a savings association, a United States federal district court held that "actual direct compensatory damages" in the case of a marketable security meant the market value of the repudiated bonds as of the date of repudiation. See Employees' Retirement Sys. v. Resolution Trust Corp., 840 F.Supp. 972 (S.D.N.Y. 1993).

               E. If the FDIC were appointed as receiver or conservator of the Bank pursuant to Section 1821(c)(2) of the Act, it would have in addition to the powers conferred on it by Section 1821 of the Act, the powers conferred on it under any provision of law other than the FDIA, applicable to a conservator or receiver of a federal depository institution. 12 U.S.C. 1821(c)(2). In this regard, we note that 12 U.S.C. 91 provides for the voiding of payments made by a national banking association after the commission of an act of insolvency or in contemplation thereof, made with a view to prevent the application of its assets or with a view to the preference of one creditor to another. We are informed that the Bank has not taken, and does not intend in the future to take, any such act of insolvency, or any other act in contemplation thereof.

          We have found no cases directly on point and it is, therefore, our and your understanding that the opinions expressed in the preceding paragraphs are not a prediction or assurance as to what a particular court would actually hold, but opinions as to the decision a court would reach if the issues were properly presented to it and the court followed existing precedent as to legal principles applicable in national bank insolvencies. No opinion is expressed as to whether a court may temporarily restrain the exercise by Sears of its rights to and ownership of or security interest in the Receivables, regardless of who has possession of the property in question. Further, we point out that delays in the exercise of the rights and interests of Sears may occur with respect to the Receivables in the possession of a receiver or conservator or an appointee of either of them, regardless of whether the transaction constitutes an absolute transfer or a secured transaction, by actions unilaterally taken by the receiver or conservator or such appointee prior to Sears instituting any action to enforce its rights with respect to the Receivables.

          We do not express any opinion herein:

          (i) as to the creation, validity or enforceability of any interest of the Bank in the Receivables or the proceeds thereof;

          (ii) as to the Bank's rights in or title to any of the Receivables or the proceeds thereof;

          (iii) as to whether the transfer of Receivables to Sears constitutes an absolute transfer;

          (iv) as to whether the purported absolute transfer of all Receivables now existing or hereafter created is effective to convey to Sears, as of the date of purported absolute transfer, Receivables that do not exist as of the date of such purported absolute transfer, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;

          (v) with respect to Receivables relating to Additional Accounts or the proceeds thereof;

          (vi) as to whether the administrative expenses of the FDIC or any other receiver or conservator of the Bank would have priority over Sears interest in Receivables or proceeds thereof;

          (vii) as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of Sears rights in the Receivables, the proceeds thereof or rights to payment; and

          (viii) as to the consequences of a discontinuation or revocation by the FDIC or a court of the Policy Statement or the Letter or the refusal by the FDIC or a court to apply the Policy Statement or the Letter.

          This opinion is furnished by us to you, and is solely for your benefit in connection with the above transactions, and is not to be otherwise used, circulated or relied upon without our express written consent, except that Sears, Roebuck and Co.,
[     names of underwriters     ], Standard & Poor's Ratings
Services, Moody's Investors Service, Inc., Fitch IBCA, Inc., Duff & Phelps Credit Rating Company and Bank One, National Association may rely upon each of the foregoing opinions as if such opinions were addressed to them.

          All of the foregoing opinions are expressly subject to there being no material change in the law.

                              Very truly yours,





                            Exhibit A

1.   AMENDMENTS

     a. First Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of September 16, 1994.

     b. Second Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of September 17, 1994.

     c. Third Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of August 1, 1995.

     d. Fourth Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of July 18, 1996.

     e. Fifth Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of October 1, 1996.

     f. Sixth Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of April 24, 1997.

     g.   [Additional Amendments]

2.   BANK ORIGINATED ACCOUNTS ASSIGNMENTS

     a. Assignment of Receivables of Bank Originated Accounts No. 1, dated as of March 2, 1995.

     b. Assignment No. 2 of Receivables of Bank Originated Accounts, dated as of July 1, 1995.

     c. Assignment No. 3 of Receivables of Bank Originated Accounts, dated as of October 1, 1995.

     d. Assignment No. 4 of Receivables of Bank Originated Accounts, dated as of December 1, 1995.

     e. Assignment No. 5 of Receivables of Bank Originated Accounts, dated as of February 1, 1996.

     f. Assignment No. 6 of Receivables of Bank Originated Accounts, dated as of April 1, 1996.

     g. Assignment No. 7 of Receivables of Bank Originated Accounts, dated as of June 1, 1996.

     h. Assignment No. 8 of Receivables of Bank Originated Accounts, dated as of August 1, 1996.

     i. Assignment No. 9 of Receivables of Bank Originated Accounts, dated as of October 1, 1996.

     j.   Assignment No. 10 of Receivables of Bank Originated
          Accounts, dated as of December 1, 1996.

     k.   Assignment No. 11 of Receivables of Bank Originated
          Accounts, dated as of February 1, 1997.

     l.   Assignment No. 12 of Receivables of Bank Originated
          Accounts, dated as of April 1, 1997.

     m.   Assignment No. 13 of Receivables of Bank Originated
          Accounts, dated as of June 1, 1997.

     n.   Assignment No. 14 of Receivables of Bank Originated
          Accounts, dated as of August 1, 1997.

     o.   Assignment No. 15 of Receivables of Bank Originated
          Accounts, dated as of October 1, 1997.

     p.   Assignment No. 16 of Receivables of Bank Originated
          Accounts, dated as of December 1, 1997.

     q.   Assignment No. 17 of Receivables of Bank Originated
          Accounts, dated as of February 1, 1998.

     r.   Assignment No. 18 of Receivables of Bank Originated
          Accounts, dated as of April 1, 1998.

     s.   Assignment No. 19 of Receivables of Bank Originated
          Accounts, dated as of June 1, 1998.

     t.   Assignment No. 20 of Receivables of Bank Originated
          Accounts, dated as of August 1, 1998.

     u.   Assignment No. 21 of Receivables of Bank Originated
          Accounts, dated as of October 1, 1998.

     v.   Assignment No. 22 of Receivables of Bank Originated
          Accounts, dated as of December 1, 1998.

     w.   Assignment No. 23 of Receivables of Bank Originated
          Accounts, dated as of February 1, 1999.

     x.   Assignment No. 24 of Receivables of Bank Originated
          Accounts, dated as of April 1, 1999.

     y.   Assignment No. 25 of Receivables of Bank Originated
          Accounts, dated as of June 1, 1999.

     z.   Assignment No. 26 of Receivables of Bank Originated
          Accounts, dated as of August 1, 1999.

     aa.  [Additional Assignments]

3.   ADDITIONAL ACCOUNTS ASSIGNMENTS

     a.   Assignment No. 1 of Additional Accounts, dated as of March
          3, 1995.

     b.   Assignment No. 2 of Additional Accounts, dated as of August
          1, 1995.

     c. Assignment No. 3 of Additional Accounts, dated as of December 1, 1995.

     d. Assignment No. 4 of Additional Accounts, dated as of September 1, 1996.

     e.   [Additional Assignments]